BDO

BDO Dunwoody LLP
Chartered Accountants and Advisors

#604 – 750 West Pender Street
Vancouver, BC, Canada V6C 2T7
Telephone: (604) 689-0188
Fax: (604) 689-9773

October 23, 2008

British Columbia Securities Commission
Alberta Securities Commission

Dear Sirs/Mesdames:

Re: Dorato Resources Inc.
Notice Pursuant to Part IV of National Instrument 51-102

We have reviewed the information contained in the Notice of Change of Auditor prepared by Dorato Resources Inc. dated October 22, 2008 (the "Notice") and delivered to us pursuant to National Instrument 51-102 – Continuous Disclosure Obligations. Based on our knowledge of such information at this time, we confirm that we agree with each statement contained in the Notice.

Yours truly,

(signed) "BDO Dunwoody LLP"

BDO Dunwoody LLP

08/O/DORATORESOURCES.NI51-102.BCSC.ASC